AMENDMENT TO

CO-ADMINISTRATION AGREEMENT

THIS AMENDMENT TO CO-ADMINISTRATION AGREEMENT is made as of August 4, 2014 by and among Investment Managers Series Trust II, a Delaware statutory trust (the “Trust”), UMB Fund Services, Inc., a Wisconsin corporation (UMBFS”), Mutual Fund Administration Corporation, a California corporation (“MFAC Corporation”), and Mutual Fund Administration, LLC, a California limited liability company (“MFAC LLC”).

WHEREAS, the Trust, UMBFS and MFAC Corporation have entered into a Co-Administration Agreement dated as of December 3, 2007 (the “Co-Administration Agreement”); and

WHEREAS, MFAC Corporation wishes to assign its rights and obligations under the Co-Administration Agreement to MFAC LLC, MFAC LLC is willing to assume such rights and carry out such obligations, and such assignment is acceptable to the Trust and UMBFS;

NOW, THEREFORE, in consideration of the mutual promises and agreements herein contained and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. On the Effective Date set forth below, each reference to MFAC Corporation in the Co-Administration Agreement is hereby amended to substitute MFAC LLC for MFAC Corporation. MFAC LLC hereby agrees to become a party to the Co-Administration Agreement on and as of the Effective Date, and to carry out all of the obligations of MFAC Corporation thereunder on and after the Effective Date. On and after the Effective Date, MFAC Corporation shall have no further rights or obligations pursuant to the Co-Administration Agreement. All other terms and provisions of the Co-Administration Agreement shall remain in full force and effect.

3. The Effective Date shall be August 4, 2014.

IN WITNESS WHEREOF, the parties have entered into this Amendment to Co-Administration Agreement as of the date set forth above.

INVESTMENT MANAGERS SERIES TRUST II		MUTUAL FUND ADMINISTRATION CORPORATION

By:	/s/ Terrance P. Gallagher	By:	/s/ Eric Banhazl
	Terrance P. Gallagher, President	Title: Eric Banhazl, President

UMB FUND SERVICES, INC.		MUTUAL FUND ADMINISTRATION, LLC

By:	/s/ John P. Zader	By:	/s/ Eric Banhazl
Title:	John P. Zader, CEO	Title:	Eric Banhazl, Manager